Exhibit 4.1

Share Certificate Number of Certificate Number of Shares HYPERIDES HOLDINGS LTD COMPANY NUMBER 424741 (Incorporated in the Cayman Islands under the Companies Act, CAP.22) Capital: USD50,000 divided into (i) 4,000,000,000 class A ordinary shares of par value USD0.00001 each and (ii) 1,000,000,000 class B ordinary shares of par value USD0.00001 each This is to certify that [name of shareholder] of [address of shareholder] is the registered holder of [number of shares] Class A Ordinary Shares set out in the Company's register of members with the numbers set out above, each being fully paid and non - assessable, subject to the Memorandum and Articles of Association of the company, and transferable only on the books of the Company by the holder hereof in person or by the Attorney upon surrender of this certificate properly endorsed . Given this Director Wai Hung Lee